Exhibit 99.1

                                                                       NEWS

Charter Announces Interim Results and Amendment of $100 Million Tender Offer for Debt Securities

St. Louis, Missouri, October 15, 2008 – Charter Communications, Inc. (NASDAQ:CHTR) announced today interim results and amendment for the previously announced cash tender offer by its subsidiary, Charter Communications Holding Company, LLC (“Charter Holdco”), to purchase an amount of Notes (including accrued and unpaid interest) of Charter Communications Holdings, LLC  not to exceed $100 million (the “Maximum Payment Amount”).

As of 5:00 p.m. Eastern Daylight Time (ET) on October 14, 2008, approximately $69 million of Notes having an Acceptance Priority Level of 1 were tendered. No change has been made to the Total Consideration or Tender Offer Consideration for any series of Notes having an Acceptance Level Priority of 1. The initial settlement date for Notes having an Acceptance Priority Level of 1 that were tendered prior to the Early Tender Time is expected to occur on October 17, 2008.

Charter Holdco has decreased the Tender Offer Consideration and the Total Consideration for each series of Notes having an Acceptance Priority Level of 2 (the “Affected Notes”), validly tendered and accepted for purchase pursuant to the Offer. The “New Tender Offer Consideration” and “New Total Consideration” for each $1,000 principal amount of Affected Notes are set forth on the table below. The Early Tender Time for the Affected Notes has been extended until the Expiration Time, which is 5:00 p.m. ET, on Wednesday, October 29, 2008. Consequently the New Total Consideration includes the Early Tender Premium of $15.00 per $1,000 principal amount of Affected Notes payable to Holders that validly tender, and do not validly withdraw, their Affected Notes at or before the Expiration Time and whose Affected Notes are accepted for purchase. Withdrawal rights for the Affected Notes have been extended such that tenders of Affected Notes made at or before 5:00 p.m. ET, on Tuesday, October 14, 2008, may be validly withdrawn at or before the Expiration Time; however, tenders of Affected Notes made after 5:00 p.m., ET, on Tuesday, October 14, 2008, may not be withdrawn except to the extent required by law.

The following table summarizes the material pricing terms, as amended, for each $1,000 principal amount of Affected Notes that are accepted for purchase.

CUSIP Numbers	Title of Security	New Tender Offer Consideration	Early Tender Premium(1)	New Total Consideration
16117PAK6	10.000% Senior Notes due 2009	$935.00	$15.00	$950.00
16117PAZ3 16117PAY6	9.625% Senior Notes due 2009	$925.00	$15.00	$940.00
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1.	Holders of Affected Notes who validly tender their Affected Notes will be eligible to receive the Early Tender Premium.

If Notes are validly tendered and not withdrawn at the Expiration Time, such that the amount Charter Holdco would be required to pay for the purchase of such Notes, together with accrued and unpaid interest, exceeds the Maximum Payment Amount, Charter Holdco will (subject to the terms and conditions of the Tender Offer) prorate the amount of Notes to be purchased having an Acceptance Priority Level of 2.

The final settlement date for Notes having an Acceptance Priority Level of 1 that are tendered after the Early Tender Time but before the Expiration Time will be within the first three trading days following the Expiration Time, if such Notes have been accepted for purchase. The settlement date for Notes having an Acceptance Priority Level of 2 will be within the first three trading days following the Expiration Time, if such Notes have been accepted for purchase.

Citi Contact Information

Citi is the Dealer Manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by an Offer to Purchase dated September 30, 2008, as supplemented by the Supplement to the Offer to Purchase dated October 15, 2008, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact the Dealer Manager at (212) 723-6106 or toll-free at (800) 558-3745, or the Information Agent at (212) 430-3774 or toll-free at (866) 294-2200.

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®.  Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

Contact:

Charter Communications
Marty Richmond
314-543-5621